Exhibit 99.2

CNX Resources Corporation Announces Early Results and Early Payment Date for Tender

Offer for its 7.25% Senior Notes due 2027

PITTSBURGH, September 26, 2022 - CNX Resources Corporation (NYSE: CNX) (“CNX,” “we,” or “our”) today announced that it had received tenders for an aggregate principal amount of $385,586,000 of its outstanding 7.25% Senior Notes due 2027 (the “Notes”) in its previously announced cash tender offer (the “offer”) to purchase up to $350 million aggregate principal amount of the $700 million aggregate principal amount outstanding of the Notes, as of 5:00 p.m., New York City time, on September 23, 2022 (the “Early Tender Deadline”), as well as the early payment date for the offer on September 26, 2022 (the “Early Payment Date”).

The offer is being made pursuant to the terms and conditions contained in the Offer to Purchase dated September 12, 2022, copies of which may be obtained from Global Bondholder Services Corporation., the tender agent and information agent for the offer, by calling (855)-654-2015 (toll free) or, for banks and brokers, (212) 430-3774 or by email at contact@gbsc-usa.com.

The offer will expire at 5:00 p.m. New York City Time on October 7, 2022, unless extended or earlier terminated (such time and date as the same may be extended, the “Expiration Time”). The withdrawal deadline for validly tendered Notes was 5:00 p.m., New York City time, on September 23, 2022.

Because the purchase of all validly tendered Notes would cause us to purchase a principal amount greater than the $350 million Tender Cap, the offer is oversubscribed and CNX, if it accepts Notes in the offer, will accept for purchase tendered Notes on a prorated basis as described in the offer documents using a pro ration factor of approximately 90.8%. Payment for any Notes so accepted will be made promptly on the Early Payment Date, subject to the satisfaction or waiver of the conditions to the offer. Because the offer is oversubscribed as of the Early Tender Deadline, holders of Notes who validly tender Notes after the Early Tender Deadline will not have any of their Notes accepted for payment.

CNX has retained Citigroup Global Markets Inc. to serve as the Dealer Manager for the tender offer. Questions regarding the terms of the tender offer may be directed to Citigroup Global Markets Inc., at (212)-723-6106 (collect) or (800)-558-3745 (U.S. toll-free).

CNX is the premier independent natural gas development, production, and midstream company, with operations centered in the major shale formations of the Appalachian basin.

Cautionary Statements:

This press release does not and shall not constitute an offer to sell or the solicitation of an offer to buy any notes in the offer. In addition, this press release is not an offer to sell or the solicitation of an offer to buy any securities issued in connection with any contemporaneous notes offering, nor shall there be any sale of the securities issued in such offering in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Various statements in this release, including those that express a belief, expectation or intention, may be considered forward-looking statements (as defined in Section 21E of the Securities Exchange Act of 1934, as amended) that involve risks and uncertainties that could cause actual results to differ materially from projected results. Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results. When we use the words “believe,” “intend,” “expect,” “may,” “should,” “anticipate,” “could,” “estimate,” “plan,” “predict,” “project,” “will” or their negatives, or other similar expressions, the statements which include those words are usually forward-looking statements. When we describe strategy that involves risks or uncertainties, we are making forward-looking statements. The forward-looking statements in this press release, if any, speak only as of the date of this press release; we disclaim any obligation to update these statements unless required by securities laws and we caution you not to rely on them unduly. We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. These risks, contingencies and uncertainties relate to, among other matters, the factors discussed in the 2021 Form 10-K under “Risk Factors,” which is on file at the Securities and Exchange Commission, as updated by any subsequent Form 10-Qs that we file.